Exhibit 10(B)

CARPENTER TECHNOLOGY CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-MANAGEMENT DIRECTORS

As amended and restated, effective August 19, 2011

This is an amendment and restatement of the Carpenter Technology Corporation Deferred Compensation Plan for Non-Management Directors (the “Plan”), effective August 19, 2011, established by Carpenter Technology Corporation and its subsidiaries expressly included herein to provide its non-employee directors with an additional method of planning for their retirement. The Plan is intended to be an unfunded plan maintained for the purpose of providing deferred compensation to the non-employee directors of Carpenter Technology Corporation.

The Plan has been amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE I - DEFINITIONS

The following words and phrases as used herein have the following meanings unless the context plainly requires a different meaning:

1.1 “Account” means the total amount credited to the bookkeeping accounts in which a Participant’s Deferral Credits are maintained, including earnings thereon. The Accounts will consist of Tranches for each type of Deferral made under Article IV, as the Plan Administrator deems necessary.

1.2 “Beneficiary” means the person that the Participant designates to receive any unpaid portion of the Participant’s Account should the Participant’s death occur before the Participant receives the entire balance to the credit of such Participant’s Account. If the Participant does not designate a beneficiary, his Beneficiary shall be his spouse if he is married at the time of his death, or his estate if he is unmarried at the time of his death.

1.3 “Board of Directors” means the board of directors of Carpenter Technology Corporation.

1.4 “Change in Control” means and includes each of the following which also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A and the Treasury regulations issued thereunder:

1.4.1 The acquisition by any individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the

Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1.4.3 (i), 1.4.3 (ii) and 1.4.3(iii);

1.4.2 individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

1.4.3 consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company” means the Carpenter Technology Corporation or any successor by merger, purchase or otherwise.

1.7 “Compensation” means all cash amounts that a Director receives in payment for serving on the Board of Directors. Notwithstanding the preceding sentence, Compensation shall not include amounts either granted or elected as stock units under the Carpenter Technology

Corporation Stock-Based Compensation Plan for Non-Employee Directors, or identified by the Company as expense allowances or reimbursements.

1.8 “Credits” means the amount credited to a Participant’s Account or Tranche, as appropriate, as a result of a Participant’s Deferrals plus earnings credited under Section 4.4.

1.9 “Deferral” means an amount deferred under the Plan pursuant to a Participant’s election under Article IV and credited to a Participant’s Account. No money or other assets will actually be contributed to such Accounts.

1.10 “Director” means an individual who serves on the Board of Directors.

1.11 “Disability” means a qualified physician designated by the Company has reviewed and approved the determination that a Participant:

1.11.1 is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

1.11.2 is, by reasons of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Directors or employees of the Company or any subsidiary.

1.12 “Effective Date” means August 19, 2011.

1.13 “Event” means any one or combination of the following elected by the Participant in writing prior to the year of deferral to govern distribution of a Tranche: Change in Control, Disability, Termination or specific date or dates (such as attainment of a specified age). When a Participant elects a combination of events, the Participant must specify whether the event that is the “earlier of” or “later of” will control distribution. In the absence of a designation by the Participant, the “earlier of” will apply to a combination of events.

1.14 “Five-Year Medium Term Note Borrowing Rate” means the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers for any such medium term note that would have been issued on August 15 (or the next business day thereafter if August 15 is not a business day) of each Plan Year.

1.15 “Participant” means a Director who is eligible and elects to participate in the Plan pursuant to Article II.

1.16 “Plan Committee” means the Plan Committee appointed pursuant to the General Retirement Plan for Employees of Carpenter Technology Corporation, as constituted from time to time.

1.17 “Plan” means this Carpenter Technology Corporation Deferred Compensation Plan for Non-Management Directors, as may be amended from time to time.

1.18 “Plan Administrator” means the Plan Committee.

1.19 “Plan Year” means the 12-month period beginning October 1 and ending September 30.

1.20 “Termination” means a Participant’s termination of service as a Director with the Company which constitutes a “separation from service” within the meaning of Code Section 409A.

1.21 “Tranche” means the Deferrals and associated investment results related to each separate election made by a Participant under Article IV.

1.22 “Unforeseeable Emergency” means a severe financial hardship to the Participant or a Beneficiary resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, need to pay for medical expenses, or need to pay for funeral expenses of a spouse, Beneficiary or dependent (as defined in Code section 152, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II - PARTICIPATION

2.1 Eligibility to Participate. All Directors who are neither current nor past employees of the Company or any of its subsidiaries are eligible to participate in the Plan.

2.2 Participation. Any Director who elects to participate in the Plan shall become a Participant in the Plan immediately upon enrolling as a Participant by the method required by the Plan Administrator. An individual shall remain a Participant in the Plan until all amounts credited to the Participant’s Account have been distributed to the Participant or the Participant’s Beneficiary.

ARTICLE III - VESTING

Participants are always fully vested in all amounts credited to their Accounts.

ARTICLE IV - DEFERRAL CREDITS

4.1 Eligibility to Receive Deferral Credits. Subject to Section 4.2, a Participant may receive Deferral Credits in each Plan Year that the Participant is a Director and is not an employee of the Company.

4.2 Deferrals. A Participant may elect to defer receipt of up to 100% of the Participant’s Compensation and to have the Company credit that amount to the Participant’s Account under the Plan.

4.3 Elections.

4.3.1 Frequency and Timing of Elections. Any elections made pursuant to this Section 4.3 may not be modified during the Plan Year to which such election applies, except that a Participant’s elections must cease to apply in the event such Participant receives a distribution from this Plan due to an Unforeseeable Emergency. The Participant must make an election prior to the end of the preceding Plan Year for it to take effect for the next Plan Year. Notwithstanding the foregoing, a newly appointed Director may file an initial election governing Deferrals during the first 30 days of eligibility to participate in the Plan.

4.3.2 Duration of Elections. Elections to receive Deferral Credits under this Article IV expire at the end of each Plan Year for which the election was made. Each such election shall constitute a separate Tranche.

4.3.3 Restriction on Elections. Elections to receive Deferral Credits may be in the form of a whole percentage or in $1 increments.

4.4 Earnings. All amounts credited to a Participant’s Account shall be credited with earnings at a rate equal to the Five-Year Medium Term Note Borrowing Rate, established as of August 15 (or the next business day thereafter if August 15 is not a business day) of the prior Plan Year. For the first Plan Year, the rate is 8.25%. The Plan Committee shall communicate to all Directors the Five-Year Medium Term Note Borrowing Rate for the next Plan Year no later than August 30 of the current Plan Year. Earnings on Credits shall begin to accrue on the date that such Deferral would have been paid to the Participant but for an election to defer under this Article IV. Earnings shall be compounded semi-annually on each October 1 and April 1. In addition, any distribution not made on either October 1 or April 1 shall have earnings compounded as of the date of distribution.

ARTICLE V - DISTRIBUTIONS

5.1 Source of Distributions. All distributions shall, at the Company’s discretion, be made directly out of the Company’s general assets or from the Carpenter Technology Corporation Non-Qualified Benefits Trust for Directors, if available.

5.2 Form of Distributions. A Participant may receive distributions in one of the following manners, which the Participant shall elect on the deferral election form.

5.2.1 A lump sum distribution of the Participant’s entire Tranche;

5.2.2 Ten annual installments, with the distribution each year equal to the product resulting from multiplying the then current Tranche balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is ten for the first distribution and is reduced by one for each subsequent distribution; or

5.2.3 Fifteen annual installments, with the distribution each year equal to the product resulting from multiplying the then current Tranche balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is fifteen for the first distribution and is reduced by one for each subsequent distribution.

5.3 Timing of Distributions. Each Participant shall elect the timing of the distribution with respect to each of his or her Tranches in the manner authorized by the Plan Administrator. The Participant’s election(s) shall indicate that payment of each Tranche shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election) as soon as administratively practicable and no more than thirty (30) days following the Participant’s elected Event; provided, however, if the Participant is determined to be a “specified employee” under Code Section 409A, any distributions scheduled to be paid upon Termination shall not commence before the date which is 6 months following the date of Termination (or, if earlier, the death of the Participant) and, if such distribution is the first in a series of installments, subsequent distributions shall be paid upon the anniversary of the Termination date.

Notwithstanding a Participant’s elections under Article IV, the balance of a Participant’s Account shall be paid as soon as practicable and no more than thirty (30) days following the date of the Participant’s death.

5.4 Change in Form or Time of Distribution. A Participant may change his or her form and timing election applicable to the distribution of any Tranche under Sections 5.2 and 5.3, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced and (ii) the first payment with respect to such new election is deferred for a period of not less than 5 years beyond the date such distribution would otherwise have been made.

5.5 Distributions Due to Unforeseeable Emergency. Distributions hereunder may commence if the Plan Administrator determines, based on uniform, established standards, that the Participant has incurred an Unforeseeable Emergency. The amount distributed under this Section 5.5 shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Plan Administrator shall make such distribution from the Tranche(s) identified by the Participant. If the Participant fails to identify Tranches with sufficient Credits to satisfy the Unforeseeable Emergency, the Plan Administrator shall determine any additional Tranches required to complete the distribution.

5.6 Termination of Service. Upon Termination, a Participant, or the Beneficiary if the Termination is caused by the Participant’s death, shall receive distribution of the Participant’s Account pursuant to the election(s) in place under Sections 5.2, 5.3 and 5.4.

ARTICLE VI - PLAN ADMINISTRATION

6.1 General. The Plan shall be administered by the Company subject to the oversight of the Plan Administrator. Employees (of the Company) and members (of the Committee or Plan Committee), including any appointee or designee of such entity, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the employee’s or member’s conduct of a similar situation.

The Committee, Company or Plan Committee may appoint such agents, who need not be members (of the Committee or Plan Committee) or employees (of the Company), as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Committee, Company or Plan Committee, as applicable, may deem expedient and appropriate.

6.2 Responsibilities and Reports. The Plan Administrator may pursuant to a written resolution allocate specific responsibilities under the Plan among one or more of its members, or such other persons it deems appropriate. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any actuary, accountant, controller, counsel, investment banker or other person who is employed or engaged for such purposes.

6.3 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by federal law.

ARTICLE VII - CLAIMS PROCEDURE

7.1 Plan Interpretation. The Corporate Governance Committee of the Board of Directors (including any designated sub-committee or successor committee performing similar duties, herein the “Committee”) shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, eligibility for Deferral Credits, the amount of Account balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent it shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. Notwithstanding the above, a member of the Committee shall not take any part in decisions regarding his participation in the Plan. The decisions of the Committee upon all matters within the scope of its authority shall be final, binding and conclusive upon all parties.

7.2 Denial of Claim for Benefits. Any denial by the Committee of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Committee and delivered or mailed to the Participant or Beneficiary. The Committee shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the final decision. The notice of the Committee’s decision shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for the denial, including, where appropriate, references to the Plan, (ii) any additional information necessary to perfect the claim with an explanation of why the information is necessary, and (iii) an explanation of the procedure for perfecting the claim.

7.3 Appeal of Denial. The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Committee. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Committee shall render a written decision on the claimant’s appeal ordinarily within 60 days of receipt of notice thereof but, in no case, later than 120 days.

ARTICLE VIII - FUNDING

8.1 Funding. The Company shall not segregate or hold separately from its general assets any amounts credited to the Accounts, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including all Credits and earnings thereon.

8.2 Insolvency. In the event that the Company becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Company with respect to any amounts credited to the Accounts under the Plan.

ARTICLE IX - AMENDMENT AND TERMINATION

9.1 Reservation of Rights. The Company reserves the right to amend or terminate the Plan at any time by action of the Board of Directors. Notwithstanding the foregoing, no such amendment or termination shall reduce the balance of any Participant’s Account as of the date of such amendment or termination.

9.2 Funding upon Termination. Upon a complete termination of the Plan, the Company shall contribute to the Carpenter Technology Corporation Non-Qualified Benefits Trust for Directors an amount equal to the aggregate of all amounts credited to Participants’ Accounts as of the date of such termination. If the Carpenter Technology Corporation Non-Qualified Benefits Trust for Directors does not exist at the time the Plan is terminated, the Company shall create an irrevocable grantor trust to which it will contribute such amounts. This newly created trust shall be designed to ensure that Participants will not be subject to taxation on amounts contributed to and held under the trust on their behalf before the amounts are distributed.

9.3 Survival of Accounts and Elections. Notwithstanding any termination of the Plan, the trustee of the trust to which amounts are contributed under Section 9.2 shall maintain the Accounts for Participants in the same manner as under this Plan and all elections for distributions under Article V of the Plan shall survive the termination and remain in effect.

ARTICLE X - MISCELLANEOUS

10.1 Limited Purpose of Plan. The establishment or existence of the Plan shall not confer upon any individual the right to continue as a Director.

10.2 Non-alienation. No amounts payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.

10.3 Facility of Payment. If the Plan Administrator, in its sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of age, illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Company to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section 10.3 shall operate as a discharge, to the extent thereof, of all liabilities of the Company and the Plan Administrator to the person for whose benefit the payments are made.

10.4 Section 409A of the Code. The Plan is intended to comply in form and operation with the requirements of section 409A of the Code and applicable regulations and other guidance of general applicability issued thereunder (“Section 409A”). It is the intention of the Company that the amounts deferred pursuant to this Plan shall not be included in the gross income of the Directors or their Beneficiaries until such time as the deferred amounts are distributed from the Plan. At all times, this Plan shall be interpreted and operated in accordance with the requirements of Section 409A, unless an exemption from Section 409A is available and applicable. Notwithstanding any provision to the contrary in this Plan, if, at the time of a Director’s separation from service, such Director has an account in this Plan and is determined to be a “specified employee” under Section 409A, any payment due to the Director on account of his or her “separation from service” may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the Director), except as may be otherwise permitted pursuant to Section 409A.